EXHIBIT 99.1

GSI Technology, Inc. Reports Fourth Quarter and Fiscal Year 2025 Results

SUNNYVALE, Calif., May 01, 2025 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its fourth fiscal quarter and fiscal year ended March 31, 2025.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended			12 Months Ended
	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024	Mar. 31, 2025	Mar. 31, 2024
Net revenues	$5,883	$5,414	$5,152	$20,518	$21,765
Gross margin (%)	56.1%	54.0%	51.6%	49.4%	54.3%
Operating expenses	$5,575	$6,978	$7,172	$20,975	$32,254
Operating loss	$(2,276)	$(4,055)	$(4,514)	$(10,835)	$(20,431)
Net loss	$(2,230)	$(4,029)	$(4,321)	$(10,639)	$(20,087)
Net loss per share, diluted	$(0.09)	$(0.16)	$(0.17)	$(0.42)	$(0.80)

Lee-Lean Shu, Chairman and Chief Executive Officer, stated, "Our fourth quarter revenue increased 14% year-over-year and 9% sequentially to $5.9 million, reflecting strong demand for our legacy SRAM chips. This performance, combined with disciplined cost management, led to a significantly reduced net loss and lower cash burn for the quarter.”

Mr. Shu continued, “ I am excited to announce that we secured an initial order for our radiation-hardened SRAM from a North American prime contractor, with follow-on orders expected in fiscal 2026. This sale also carries a significantly higher gross margin than our traditional SRAM chips. In parallel, we are actively pursuing heritage status for this chip, which will improve our market readiness and open important new sales channels. On the APU front, we expect to receive production-ready Gemini-II chips and Leda-2 boards by the end of the first quarter of fiscal 2026. In addition, our Gemini-II SBIR programs with the Space Development Agency (SDA) and US Air Force Research Laboratory (AFRL) remain on schedule. We delivered a server with a Leda-2 board to AFRL and will soon ship a Gemini-II card to SDA. Funds from these programs are offsetting our R&D expenditures for Gemini-II.”

Mr. Shu concluded, "We are especially excited about a recent enhancement to Plato: adding the integration of a camera interface directly into the chip. This and other enhanced connectivity features create a compact, all-in-one optimized AI and LLM engine for edge devices, particularly well suited for agents requiring object recognition. With the ability to process data locally, without relying on cloud infrastructure, Plato now offers a powerful and flexible accelerator for next-generation edge computing applications. The new capability has increased strategic interest in Plato, and we are currently in preliminary discussions with multiple parties to secure partnerships to fund the next phase of development.”

Commenting on the outlook for GSI's first quarter of fiscal 2026, Mr. Shu stated, "Our current expectations for the upcoming first quarter of fiscal 2026 is for net revenues in a range of $5.5 million to $6.3 million, with gross margin of approximately 56% to 58%."

Fiscal Year 2025 Summary Financials

The Company reported net revenues of $20.5 million for the fiscal year ended March 31, 2025, compared to $21.8 million for fiscal 2024. Gross margin was 49.4% for fiscal 2025 compared to 54.3% in fiscal 2024. The decrease in gross margin was primarily due to product mix and the effect of lower revenue on the fixed costs in our cost of revenues.

Total operating expenses were $21.0 million in fiscal 2025, compared to $32.3 million in fiscal 2024. Research and development expenses were $16.0 million, compared to $21.7 million in the prior fiscal year. Selling, general and administrative expenses were $10.8 million, compared to $10.6 million in fiscal 2024. The decline in research and development expenses was primarily due to cost reductions announced in August 2024. Research and development expense in fiscal 2024 included pre-production mask costs of $2.4 million related to our Gemini-II product.

Research and development expenses in fiscal 2025 and fiscal 2024 were reduced by $1.2 million and $440,000, respectively, reflecting government funding under the SBIR programs. Operating expenses in fiscal 2025 include a gain on the sale of assets of $5.8 million from the sales of the Company’s headquarters building in Sunnyvale, CA, in a sales and leaseback transaction.

The operating loss for fiscal 2025 was $(10.8) million compared to an operating loss of $(20.4) million in the prior year. The fiscal 2025 net loss included interest and other income of $326,000 and a tax provision of $130,000, compared to $414,000 in interest and other income and a tax provision of $70,000 in the prior fiscal year.

Net loss for fiscal 2025 was $(10.6) million, or $(0.42) per diluted share, compared to a net loss of $(20.1) million, or $(0.80) per diluted share, for fiscal 2024.

Fourth Quarter Fiscal Year 2025 Summary Financials

The Company reported net revenues of $5.9 million for the fourth quarter of fiscal 2025, compared to $5.2 million for the fourth quarter of fiscal 2024 and $5.4 million for the third quarter of fiscal 2025. Gross margin was 56.1% in the fourth quarter of fiscal 2025 compared to 51.6% in the fourth quarter of fiscal 2024 and 54.0% in the preceding third quarter of fiscal 2025. The sequential increase in gross margin in the fourth quarter of fiscal 2025 was primarily due to higher revenue and product mix.

In the fourth quarter of fiscal 2025, sales to KYEC were $1.7 million, or 29.5% of net revenues, compared to $544,000, or 10.6% of net revenues, in the same period a year ago and $1.2 million, or 22.7% of net revenues, in the prior quarter. In the fourth quarter of fiscal 2025, sales to Nokia were $444,000, or 7.5% of net revenues, compared to $694,000, or 13.5% of net revenues, in the same period a year ago and $239,000, or 4.4% of net revenues, in the prior quarter. Military/defense sales were 30.7% of fourth quarter shipments compared to 35.5% of shipments in the comparable period a year ago and 30.0% of shipments in the prior quarter. SigmaQuad sales were 39.3% of fourth quarter shipments compared to 42.4% in the fourth quarter of fiscal 2024 and 39.1% in the prior quarter.

Total operating expenses in the fourth quarter of fiscal 2025 were $5.6 million, compared to $7.2 million in the fourth quarter of fiscal 2024 and $7.0 million in the prior quarter. Research and development expenses were $3.0 million, compared to $4.8 million in the prior-year period and $4.0 million in the prior quarter. Research and development expenses in the fourth quarter of fiscal 2025 were reduced by $870,000, reflecting government funding under the SBIR programs. Selling, general and administrative expenses were $2.6 million in the quarter ended March 31, 2025, compared to $2.4 million in the prior year quarter and $3.0 million in the previous quarter.

Fourth quarter fiscal 2025 operating loss was $(2.3) million compared to an operating loss of $(4.5) million in the prior-year period and $(4.1) million in the prior quarter. Fourth quarter fiscal 2025 net loss included interest and other income of $52,000 and a tax provision of $6,000, compared to $108,000 in interest and other income and a tax benefit of $(85,000) for the same period a year ago. In the preceding third quarter, net loss included interest and other income of $70,000 and a tax provision of $44,000.

Net loss in the fourth quarter of fiscal 2025 was $(2.2) million, or $(0.09) per diluted share, compared to a net loss of $(4.3) million, or $(0.17) per diluted share, for the fourth quarter of fiscal 2024 and a net loss of $(4.0) million, or $(0.16) per diluted share, for the third quarter of fiscal 2025.

Total fourth quarter pre-tax stock-based compensation expense was $512,000 compared to $693,000 in the comparable quarter a year ago and $429,000 in the prior quarter.

At March 31, 2025, the Company had $13.4 million in cash and cash equivalents, compared to $14.4 million at March 31, 2024. Working capital was $16.4 million as of March 31, 2025 versus $24.7 million at March 31, 2024. Stockholders’ equity as of March 31, 2025 was $28.2 million, compared to $36.0 million as of the fiscal year ended March 31, 2024.

Conference Call

Management will conduct a conference call to review the Company's financial results for the fourth quarter and fiscal year 2025 and its current outlook for the first quarter of fiscal 2026 at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time) today.

To participate in the call, please dial 1-877-407-3982 in the U.S. or 1-201-493-6780 for international approximately 10 minutes prior to the above start time and provide Conference ID 13753362. The call will also be streamed live via the internet at www.gsitechnology.com.

A replay will be available from May 1, 2025, at 7:30 p.m. Eastern Time through May 8, 2025, at 11:59 p.m. Eastern Time by dialing toll-free for the U.S. 1-844-512-2921 or international 1-412-317-6671 and entering pin number 13753362. A webcast of the call will be archived on the Company’s investor relations website under the Events and Presentations tab.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI's resources are focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and Gemini-I, the associative processing unit designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; the continued availability of government funding opportunities; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer and partner relationships for the sale of such products; and delays or unexpected challenges related to the establishment of customer relationships and orders for GSI Technology’s radiation-hardened and tolerant SRAM products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, economic and geopolitical conditions, such as changing interest rates, worldwide inflationary pressures, policy unpredictability, the imposition of tariffs and other trade barriers, military conflicts and declines in the global economic environment. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

Contacts:

Investor Relations:

Hayden IR
Kim Rogers
385-831-7337
kim@haydenir.com

Media Relations:

Finn Partners for GSI Technology
Ricca Silverio
415-348-2724
gsi@finnpartners.com

Company:

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2025	2024	2024	2025	2024

Net revenues	$5,883	$5,414	$5,152	$20,518	$21,765
Cost of goods sold	2,584	2,491	2,494	10,378	9,942

Gross profit	3,299	2,923	2,658	10,140	11,823

Operating expenses:

Research & development	2,966	4,037	4,818	16,005	21,689
Selling, general and administrative	2,609	2,997	2,354	10,763	10,565
Gain from sale of assets	-	(56)	-	(5,793)	-
Total operating expenses	5,575	6,978	7,172	20,975	32,254

Operating loss	(2,276)	(4,055)	(4,514)	(10,835)	(20,431)

Interest and other income (expense), net	52	70	108	326	414

Loss before income taxes	(2,224)	(3,985)	(4,406)	(10,509)	(20,017)
Provision (benefit) for income taxes	6	44	(85)	130	70
Net loss	$(2,230)	$(4,029)	$(4,321)	$(10,639)	$(20,087)

Net loss per share, basic	$(0.09)	($0.16)	$(0.17)	$(0.42)	$(0.80)
Net loss per share, diluted	$(0.09)	($0.16)	$(0.17)	$(0.42)	$(0.80)

Weighted-average shares used in
computing per share amounts:

Basic	25,604	25,546	25,297	25,498	25,144
Diluted	25,604	25,546	25,297	25,498	25,144

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2025	2024	2024	2025	2024

Cost of goods sold	$42	$50	$53	$199	$228
Research & development	263	121	331	1,010	1,411
Selling, general and administrative	207	258	309	1,053	1,199
	$512	$429	$693	$2,262	$2,838

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2025	March 31, 2024
Cash and cash equivalents	$13,434	$14,429
Accounts receivable	3,169	3,118
Inventory	3,891	4,977
Other current assets	2,961	1,954
Assets held for sale	0	5,629
Net property and equipment	808	1,148
Operating lease right-of-use assets	9,547	1,553
Other assets	9,507	9,656
Total assets	$43,317	$42,464

Current liabilities	$7,074	$5,365
Long-term liabilities	8,017	1,129
Stockholders' equity	28,226	35,970
Total liabilities and stockholders' equity	$43,317	$42,464